September 21, 2023


The U. S. Sec1.11?ities and Excl1ange
Commission 100 F Street, NE
Washington, DC 20549


Re; ;Fo1111s Report ng Beneficial Owne.rshiQ.
of F.lowers f_0 oo?L dI s, InL cW  .

Dear Sir or Madam:

      The attached Fo1?r11 ID was executed for me by Brenda Smith,
Compliance Manager,
fo1? Flowers Foods, Inc.

      This letter is to confi1?m the authority of Brenda Smith to execute that For111 ID as my agent and to inforrn you that Stephanie Tillman, Chief Legal Counsel of Plowers Foods, Inc.
has such authority in
the future with regard to
Forrns 4 and Forrns 5 filed for me in connection with changes in my direct and indirect beneficial ownership of Flowers Foods, Inc. secu1?ities.

Very truly yours,


Brigitte	ng, Director Flowers Foods, Inc.






                  2023,
by Brigit-te	. ?	g,  Director of Flowers Foods, Inc,
a Georgia
	orporation.





..(Seal)

(Signature Notary)

?
(Name Printed)

Notary Public, State of 	G_\		_